MERGERS AND ACQUISITIONS CONSULTING AGREEMENT

Mergers and Acquisitions Consulting Agreement made this 1st day of July, 2008 by and between Emvelco Corp. (the "Company"), a Delaware corporation with an address at 10990 Wilshire Blvd., Suite 1220., Los Angeles, California and TransGlobal Financial LLC, a California limited liability company with a mailing address at 2934 Beverly Glen Circle, #276, Bel Air, CA 90077 (the "Consultant")

WITNESSETH:

A. The Company desires to engage the services of the Consultant for purposes of assisting the Company in identifying, evaluating and structuring mergers, consolidations, acquisitions, joint ventures and strategic alliances in energy related businesses.

B. Consultant is desirous of performing such services on behalf of the Company and desires to be engaged and retained by the Company upon the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the Consultant and the Company agree as follows:

1. Consulting Services. The Company hereby retains the Consultant on a non- exclusive but priority basis, and exclusive basis with regards to those specific services on Transactions (as defined below) and the Consultant accepts such retention for the following functions, services and duties:

1.1 Acquisition Consulting Services. The Consultant agrees that during the term of this Agreement it will assist the Company in the identification, evaluation, structuring, negotiating and closing of business acquisitions, whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise (“Transactions”).

1.2  Conditions of Compensation. Compensation shall be paid only in connection with Transactions:

1.2.1 proposed by the Consultant and accepted and actually undertaken by the Company. The Consultant shall be free to offer the same Transaction to others if the Company does not accept it within ten (10) business days or is not able to prove financial capability of undertaking the Transaction in 21 days after accepting it; and

1.2.2 that the Company requests the Consultant’s assistance in writing.

1.3 The Transactions that the Consultant has been engaged in prior to the execution of this Agreement are: Laud Petroleum, Perm, Russia; SRC Biodiesel Refinery, Houston, Texas and Thermal Solar Generation Projects, Cyprus and Turkey.

2. Term. The term of this Consulting Agreement shall be for a five (5) year period commencing on the date hereof.

3. Compensation.

3.1 As full consideration for the services to be provided pursuant to paragraph 1 of this Agreement, the Consultant shall be entitled to have a 20% carried interest in any Transaction closed by the Company, subject to 1.2 above. At the Consultant’s sole option, compensation may be paid in restricted Company stock in an amount equal to 20% of any transaction’s value undertaken by the Company pursuant to paragraph 1 above. Transaction value shall be the market value on the day of the closing of stock, cash; assets and all other property (real or personal) exchanged or received, directly or indirectly by the Company or any of its security holders in connection with any such transaction.

3.2  The obligation of the Company to pay the fees described in subparagraph 3 of this Agreement shall be absolute and unconditional as long Consultant performs its obligations under this Agreement, and shall be payable without offset, deduction or claim of any kind or character. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, Consultant shall be entitled to a full fee as provided under paragraph 3.1 and expense reimbursement as provided in paragraph 4 hereof, for any transaction for which the discussions were initiated during the term of this Agreement and which is consummated within a period of eighteen months after non-renewal or termination of this Agreement.

3.3 The Company hereby acknowledges and consents that Consultant may receive additional fees or other compensation from one or more of the lenders, subscribers, customers, investors or parties to any transaction described in this Agreement or any sources of funding identified by Consultant, for various services which may include, in part, services related to this Agreement.

3.4 The Company hereby acknowledges and consents that Consultant may receive additional fees or other compensation from one or more of the lenders, subscribers, customers, investors or parties to any transaction described in this Agreement or any sources of funding identified by Consultant, for various services which may include, in part, services related to this Agreement.

4. Expenses. In addition to the compensation payable hereunder, and regardless of whether any transaction set forth in paragraph 1.1 hereof is proposed or consummated, the Company shall reimburse the Consultant for all fees and disbursements of the Consultant’s travel and out-of-pocket expenses incurred in connection with the services performed by the Consultant pursuant to this Agreement, including without limitation, hotels, food and associated expenses and long distance calls.

5. Consultant's Services to Others. The Company acknowledges that the Consultant or its affiliates are in the business of providing financial advisory and investment banking consulting advice to others. Nothing contained in this Agreement shall be construed to limit or restrict the Consultant in conducting such business with others, or in rendering such advice to others, except to any direct competitors of the Company. Furthermore, notwithstanding anything to the contrary herein, Consultant shall not be required to, and shall not, negotiate the terms of any securities related transactions with any investors in the event that the Company seeks to engage in any financing activities, shall not negotiate the terms of any agreements related to financing activities and although Consultant may make introductions to potential investors and broker dealer securities firms, Consultant shall not participate in any meetings with potential investors or with any broker dealer firms other than to introduce the parties.

6. Representation and Indemnification by Company.

(a) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material, information, and data which it supplies to the Consultant and the Company acknowledges its awareness that the Consultant will rely on such continuing representation in disseminating such information and otherwise performing duties under this Agreement.

(b) The Consultant, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.

(c) The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance upon the accuracy and continuing accuracy of such facts, material, information and data, unless the Consultant has been negligent in fulfilling his duties and obligations hereunder.

(d) The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance on the general availability of information supplied to the Consultant and the Consultant's ability to promulgate such information, unless the Consultant has been grossly negligent in fulfilling his duties and obligations hereunder.

7. Representation and Indemnification by Consultant.

(a) The Consultant agrees to provide its services hereunder in a good and workmanlike manner consistent with the performance standards observed by other professionals undertaking such functions.

(b) The Consultant agrees that it will not release or disseminate any information pertaining to the Company without providing the Company with an advance copy thereof and obtaining authorization for such release and dissemination.

(c) The Consultant hereby agrees to indemnify the Company against, and to hold the Company harmless from, any claims, demands, suits, loss, damages, etc. arising out of any inaccurate statement or misrepresentation provided that such indemnification shall not pertain to any information provided by or attributable to the Company.

8. Relationship of Parties. The Consultant is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

9. Termination. This Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 2 above except as follows:

(a) Upon failure of the other party to cure a material default under, or a breach of, this Agreement within thirty (30) days after written notice is given as to such breach by the terminating party;

(b) Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;

(c) Upon the other party taking the benefit of any insolvency law; and/or;

(d) Upon the other party having or applying for a receiver appointed for all or a substantial part of such party's assets or business.

10. Disclaimer by Consultant. The Consultant makes no representation that (a) the price of the Company's publicly-traded securities will increase, (b) any person will purchase securities in the Company as a result of the contract, or (c) any investor will lend money to or invest in or with the Company.

11. Non-Assignability. The rights, obligations and benefits established by this Agreement shall not be assignable by either party hereto except with the consent of the other. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

12. Governing Law. The terms and provisions of this Agreement shall be governed by and construed under the laws of the State of California.

13. Notice. Notice hereunder shall be in writing and shall be deemed to have been given (a) at the time when deposited for mailing in a receptacle under the control of the United States Postal Service, by registered or certified mail, prepaid, return receipt requested, or (b) on the business day following deposit with a reputable overnight courier for overnight delivery; each addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

14. No Other Agreements. This Agreement supersedes all prior understandings, written or orally given and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by each of the parties hereto.

15. Davy Crockett Gas Company, LLC. Davy Crockett Gas Company, LLC (“DCG”) f/k/a the Adams Ranch which was subject to acquisition by the Company is excluded from this Agreement in its entirety. In other words, Consultant and the Company agree that the DCG transaction is not subject to this Agreement, and Consultant is NOT entitled to ANY fee in connection with said transaction.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

EMVELCO CORP.

By:	/s/ Yossi Attia
Yossi Attia, Chief Executive Officer

TRANSGLOBAL FINANCIAL SERVICES LLC

By:	/s/ Mike M. Mustafoglu
Mike M. Mustafoglu President